                                                                      EXHIBIT 11

                     JEFFERIES GROUP, INC. AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE
              (AMOUNTS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                               For The Three                  For The Nine
                                                               Months Ended                   Months Ended
                                                               -------------                  ------------
                                                            Sept 30,      Sept 24,       Sept 30,       Sept 24,
                                                              1994          1993           1994           1993*
                                                            --------      --------       --------        --------
Common stock and common stock
  equivalents:
  Average common stock outstanding  . . . . . . . .           5,971         4,613          5,862          4,624
  Common stock equivalent shares
     related to employee stock
     options and restricted stock . . . . . . . . .             353           227            348            204
                                                             ------          ----        -------        -------

     Total average common stock and
       common stock equivalents
       used for primary computation . . . . . . . .           6,324         4,840          6,210          4,828

  Average common stock assumed issued
    pursuant to convertible subordinated
    debentures and an adjustment of
    average common stock equivalents to
    period-end market price, if higher
    than average price  . . . . . . . . . . . . . .               4         1,367           --            1,389
                                                             ------        ------        -------        -------

     Total average common stock,
       common stock equivalents
       and other dilutive securities  . . . . . . .           6,328         6,207          6,210          6,217
                                                             ======        ======        =======        =======

Earnings:
  Net earnings  . . . . . . . . . . . . . . . . . .          $5,365        $6,483        $15,986        $21,179
  Adjustment to subsidiary earnings -
    common stock equivalents on
    subsidiary  . . . . . . . . . . . . . . . . . .            --            --              125           --
                                                             ------        ------        -------        -------

     Total earnings for
       primary computation  . . . . . . . . . . . .           5,365         6,483         15,861         21,179

  Eliminate interest expense (net
      of taxes) on convertible
      subordinated debentures                                  --             370           --            1,118
                                                             ------        ------        -------        -------

    Total earnings for
      fully diluted computation  . . . . . . . . .           $5,365        $6,853        $15,861        $22,297
                                                             ======        ======        =======        =======

Earnings per share:
  Primary   . . . . . . . . . . . . . . . . . . . .          $ 0.85        $ 1.34        $  2.55        $  4.39
                                                             ======        ======        =======        =======
  Fully diluted   . . . . . . . . . . . . . . . . .          $ 0.85        $ 1.10        $  2.55        $  3.59
                                                             ======        ======        =======        =======


* The 1993 first quarter includes a benefit for the cumulative effect of changes in accounting principle of $.28 and $.22 per share primary and fully diluted, respectively.





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